Exhibit 4.25

ISRAELI SHARE AWARD PLAN

KAMADA LTD.

THE 2011 ISRAELI SHARE AWARD PLAN

(*In compliance with Amendment No. 132 of the Israeli Tax Ordinance, 2002)

ISRAELI SHARE AWARD PLAN

This plan, as amended from time to time, shall be known as Kamada Ltd. 2011 Israeli Share Award Plan (the “ISAP”).

1.	PURPOSE OF THE ISAP

The ISAP is intended to provide an incentive to retain, in the employ of the Company and its Affiliates (as defined below), persons of training, experience, and ability, to attract new employees, directors, consultants, service providers and any other entity which the Board (as defined below) shall decide their services are considered valuable to the Company, to encourage the sense of proprietorship of such persons, and to stimulate the active interest of such persons in the development and financial success of the Company by providing them with opportunities to purchase Shares in the Company, pursuant to the ISAP.

2.	DEFINITIONS

For purposes of the ISAP and related documents, including the Award Agreement, the following definitions shall apply:

2.1	“Affiliate” means any Employing Company.

2.2	“Approved 102 Award” means an Award granted pursuant to Section 102(b) of the Ordinance and held in trust by a Trustee for the benefit of the Grantee.

2.3	“Award” means, individually or collectively, a grant under the ISAP of Options or Restricted Shares or any combination thereof.

2.4	“Board” means the Board of Directors of the Company.

2.5	“Capital Gain Award (CGA)” as defined in Section 5.4 below.

2.6	“Cause” means, (i) conviction of any felony involving moral turpitude or affecting the Company; (ii) any refusal to carry out a reasonable directive of the chief executive officer, the Board or the Grantee’s direct supervisor, which involves the business of the Company or its Affiliates and was capable of being lawfully performed; (iii) embezzlement of funds of the Company or its Affiliates; (iv) any breach of the Grantee’s fiduciary duties or duties of care towards the Company; including without limitation disclosure of confidential information of the Company; and (v) any conduct (other than conduct in good faith) reasonably determined by the Board to be materially detrimental to the Company.

2.7	“Chairman” means the chairman of the Committee.

2.8	“Committee” means the Company’s compensation committee appointed by the Board, which shall consist of no fewer than two members of the Board.

ISRAELI SHARE AWARD PLAN

2.9	“Company” means Kamada Ltd., an Israeli company.

2.10	“Companies Law” means the Israeli Companies Law 5759-1999.

2.11	“Controlling Shareholder” shall have the meaning ascribed to it in Section 32(9) of the Ordinance.

2.12	“Date of Grant” means, the date of grant of an Award, as set forth in the Grantee’s Award Agreement, in accordance with the Board’s resolution.

2.13	“Employee” means a person who is employed by the Company or its Affiliates, including an individual who is serving as a director or an office holder, but excluding a Controlling Shareholder.

2.14	“Employing Company” shall have the meaning ascribed to it in Section 102(a) of the Ordinance.

2.15	“Expiration Date” means the date upon which an Award shall expire, as set forth in Section 10.2 of the ISAP.

2.16	“Fair Market Value” means as of any date, the value of a Share determined as follows:

(i) If the Shares are listed on any established stock exchange or a national market system, including without limitation the Tel-Aviv Stock Exchange, NASDAQ National Market system, or the NASDAQ SmallCap Market of the NASDAQ Stock Market, the Fair Market Value shall be the closing sales price for such Shares (or the closing bid, if no sales were reported), as quoted on such exchange or system for the last market trading day prior to time of determination, as reported in the Wall Street Journal, or such other source as the Board deems reliable. Without derogating from the above, solely for the purpose of determining the tax liability pursuant to Section 102(b)(3) of the Ordinance, if at the Date of Grant the Shares are listed on any established stock exchange or a national market system or if the Shares will be registered for trading within ninety (90) days following the Date of Grant, the Fair Market Value of a Share at the Date of Grant shall be determined in accordance with the average value of a Share on the thirty (30) trading days preceding the Date of Grant or on the thirty (30) trading days following the date of registration for trading, as the case may be;

(ii) If the Shares are regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value shall be the mean between the high bid and low asked prices for the Shares on the last market trading day prior to the day of determination, or;

(iii) In the absence of an established market for the Shares, the Fair Market Value thereof shall be determined in good faith by the Board.

2.17	“Grantee” means a person who receives or holds an Award under the ISAP.

2.18	“ISAP” means this 2011 Israeli Share Award Plan as may be amended from time to time.

ISRAELI SHARE AWARD PLAN

2.19	“ITA” means the Israeli Tax Authorities.

2.20	“Non-Employee” means a consultant, adviser, service provider, Controlling Shareholder or any other person who is not an Employee.

2.21	“Ordinary Income Award (OIA)” as defined in Section 5.5 below.

2.22	“Option” means an option to purchase one or more Shares of the Company pursuant to the ISAP.

2.23	“102 Award” means any Award granted to Employees pursuant to Section 102 of the Ordinance.

2.24	“3(i) Award” means any Award granted pursuant to Section 3(i) of the Ordinance to any person who is Non- Employee.

2.25	“Award Agreement” means the signed written agreement between the Company and a Grantee that sets out the terms and conditions of an Award.

2.26	“Ordinance” means the Israeli Income Tax Ordinance [New Version] 1961 as now in effect or as hereafter amended.

2.27	“Purchase Price” means the price for each Share subject to an Option.

2.28	“Restricted Share” means Shares subject to certain restrictions granted to a Grantee under the ISAP.

2.29	“Restricted Period” shall have the meaning ascribed to it in Section 5A.3 below.

2.30	“Section 102” means section 102 of the Ordinance as now in effect or as hereafter amended.

2.31	“Share(s)” means an ordinary share, NIS 1.00 par value, of the Company.

2.32	“Successor Company” means any entity the Company is merged to or is acquired by, in which the Company is not the surviving entity.

2.33	“Transaction” means (i) merger, acquisition or reorganization of the Company with one or more other entities in which the Company is not the surviving entity, or (ii) a sale of all or substantially all of the assets of the Company.

2.34	“Trustee” means any individual appointed by the Company to serve as a trustee and approved by the ITA, all in accordance with the provisions of Section 102(a) of the Ordinance.

2.35	“Unapproved 102 Award” means an Award granted pursuant to Section 102(c) of the Ordinance and not held in trust by a Trustee.

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2.36	“Vested Award” means any Award, which has already been vested according to the Vesting Dates.

2.37	“Vesting Dates” means, as determined by the Board or by the Committee, the date as of which the Grantee shall be entitled to exercise the Options or part of the Options, as set forth in section 12 of the ISAP or the date on which the Restricted Period with respect to a Restricted Share shall elapse.

3.	ADMINISTRATION OF THE ISAP

3.1	The Board shall have the power to administer the ISAP either directly or upon the recommendation of the Committee, all as provided by applicable law and in the Company’s Articles of Association. Notwithstanding the above, the Board shall automatically have residual authority if no Committee shall be constituted or if such Committee does not exercise any of the powers granted to it hereunder or if such Committee shall cease to operate for any reason.

3.2	The Committee shall select one of its members as its Chairman and shall hold its meetings at such times and places as the Chairman shall determine. The Committee shall keep records of its meetings and shall make such rules and regulations for the conduct of its business as it shall deem advisable.

3.3	The Committee shall have the power to recommend to the Board and the Board shall have the full power and authority to: (i) designate participants; (ii) determine the terms and provisions of the respective Award Agreements, including, but not limited to, the type and number of Awards to be granted to each Grantee, including the number of Shares to be covered by each Option or the number of Restricted Shares to be covered by each Award of Restricted Shares, provisions concerning the time and the extent to which the Options may be exercised or concerning the Restricted Period and the nature and duration of restrictions as to the transferability or restrictions constituting substantial risk of forfeiture and to cancel or suspend awards, as necessary; (iii) determine the Fair Market Value of the Shares covered by each Award; (iv) make an election as to the type of Approved 102 Award; and (v) designate the type of Awards.

Subject to applicable law, the Committee shall have full power and authority to :(i) grant Awards to the Grantees and to issue Restricted Shares and Shares underlying Options duly exercised pursuant to the provisions herein, in accordance with section 288(b) of the Companies Law; (ii) alter any restrictions and conditions of any Options or Shares subject to any Awards (iii); interpret the provisions and supervise the administration of the ISAP; (iv) accelerate the right of a Grantee to exercise in whole or in part, any previously granted Option; (v) determine the Purchase Price of the Option; (vi) prescribe, amend and rescind rules and regulations relating to the ISAP; and (vii) make all other determinations deemed necessary or advisable for the administration of the ISAP, including, without limitation, to adjust the terms of the ISAP or any Award Agreement so as to reflect (a) changes in applicable laws and (b) the laws of other jurisdictions within which the Company wishes to grant Awards.

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3.4	Notwithstanding the above, the Committee shall not be entitled to grant Awards to persons who are not Employees, however, it will be authorized to issue Shares underlying Options which have been granted by the Board and duly exercised pursuant to the provisions herein in accordance with section 112(a)(5) of the Companies Law.

3.5	The Board shall have the authority to grant, at its discretion, to the holder of an outstanding Option, whether or not such holder is an Employee, in exchange for the surrender and cancellation of such Option, a new Option having a purchase price equal to, lower than or higher than the Purchase Price of the original Option so surrendered and canceled and containing such other terms and conditions as the Committee may prescribe in accordance with the provisions of the ISAP. The Committee shall have the same authority solely with respect to holders of outstanding Options who are Employees.

3.6	3.6 Subject to the Company’s Articles of Association, all decisions and selections made by the Board or the Committee pursuant to the provisions of the ISAP shall be made by a majority of its members except that no member of the Board or the Committee shall vote on, or be counted for quorum purposes, with respect to any proposed action of the Board or the Committee relating to any Award to be granted to that member, unless permitted under applicable law and in accordance therewith. Any decision reduced to writing shall be executed in accordance with the provisions of the Company’s Articles of Association, as the same may be in effect from time to time.

3.7	The interpretation and construction by the Committee of any provision of the ISAP or of any Award Agreement thereunder shall be final and conclusive unless otherwise determined by the Board.

3.8	Subject to the Company’s Articles of Association and the Company’s decision, and to all approvals legally required, including, but not limited to the provisions of the Companies Law, each member of the Board or the Committee shall be indemnified and held harmless by the Company against any cost or expense (including counsel fees) reasonably incurred by him/her, or any liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the ISAP, unless arising out of such member’s own fraud or bad faith, to the extent permitted by applicable law. Such indemnification shall be in addition to any rights of indemnification the member may have as a director or otherwise under the Company’s Articles of Association, any agreement, any vote of shareholders or disinterested directors, insurance policy or otherwise.

4.	DESIGNATION OF PARTICIPANTS

4.1	The persons eligible for participation in the ISAP as Grantees shall include any Employees and/or Non-Employees of the Company or of any Affiliate; provided, however, that (i) Employees may only be granted 102 Awards; (ii) Non-Employees may only be granted 3(i) Awards; and (iii) Controlling Shareholders may only be granted 3(i) Awards.

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4.2	The grant of an Award hereunder shall neither entitle the Grantee to participate nor disqualify the Grantee from participating in, any other grant of Awards pursuant to the ISAP or any other option or share plan of the Company or any of its Affiliates.

4.3	Anything in the ISAP to the contrary notwithstanding, all grants of Awards to directors and office holders shall be authorized and implemented in accordance with the provisions of the Companies Law or any successor act or regulation, as in effect from time to time.

5.	DESIGNATION OF AWARDS PURSUANT TO SECTION 102

5.1	The Company may designate Awards granted to Employees pursuant to Section 102 as Unapproved 102 Awards or Approved 102 Awards.

5.2	The grant of Approved 102 Awards shall be made under this ISAP adopted by the Board as described in Section 15 below, as may be amended by the Board from time to time, and shall be conditioned upon the approval of this ISAP by the ITA.

5.3	Approved 102 Awards may either be classified as an Capital Gain Award (“CGA”) or Ordinary Income Award (“OIA”).

5.4	Approved 102 Awards elected and designated by the Company to qualify under the capital gain tax treatment in accordance with the provisions of Section 102(b)(2) shall be referred to herein as “CGA”.

5.5	Approved 102 Awards elected and designated by the Company to qualify under the ordinary income tax treatment in accordance with the provisions of Section 102(b)(1) shall be referred to herein as “OIA”.

5.6	The Company’s election of the type of Approved 102 Awards as CGA or OIA granted to Employees (the “Election”), shall be appropriately filed with the ITA before the Date of Grant of an Approved 102 Award. Such Election shall become effective beginning the first Date of Grant of an Approved 102 Award under this ISAP and shall remain in effect until the end of the year following the year during which the Company first granted Approved 102 Awards. The Election shall obligate the Company to grant only the type of Approved 102 Awards it has elected, and shall apply to all Grantees who were granted Approved 102 Awards during the period indicated herein, all in accordance with the provisions of Section 102(g) of the Ordinance. For the avoidance of doubt, such Election shall not prevent the Company from granting Unapproved 102 Awards or 3(i) Awards simultaneously.

5.7	All Approved 102 Awards must be held in trust by a Trustee, as described in Section 6 below.

5.8	For the avoidance of doubt, the designation of Unapproved 102 Awards and Approved 102 Awards shall be subject to the terms and conditions set forth in Section 102 of the Ordinance and the regulations promulgated thereunder, as may be amended from time to time.

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5A	RESTRICTED SHARES

5A.1	Award of Restricted Shares. Awards of Restricted Shares may be issued either alone or in addition to other Awards granted under the ISAP. Subject to the terms and conditions of the ISAP, the Board or the Committee, at any time and from time to time, may grant Awards of Restricted Shares to Grantees and may determine, at its sole discretion, the Grantees to whom, and the time or times at which, Awards of Restricted Shares will be made, the number of Restricted Shares to be awarded, the Restricted Period and all other conditions of the Awards of Restricted Shares.

5A2.	Restricted Shares Award Agreement and Certificates. Each Award of Restricted Shares will be evidenced by an Award Agreement that will specify the number of Restricted Shares covered by the Award, the Restricted Period with respect to a Restricted Share and such other terms and conditions as the Board or the Committee, in its sole discretion, will determine. The Company may elect to cause Restricted Shares to be held through the Trustee until the restrictions on such Restricted Shares have lapsed.

5A3.	Transferability. Except as provided in this Section 5A or the Award Agreement governing any such Award, Restricted Shares may not be sold, transferred, pledged, assigned, or otherwise alienated, hypothecated or disposed of, until the end of the applicable vesting period (the “Restricted Period”).

5A4.	Other Restrictions. The Board or the Committee, in its sole discretion, may impose such other restrictions on Restricted Shares as it may deem advisable or appropriate. The Board or the Committee may set restrictions based upon continued employment or service, the achievement of specific performance objectives (Company-wide, departmental, divisional, business unit, or individual), applicable federal or state securities laws, or any other basis determined by the Board or the Committee, in its discretion.

5A5.	Removal of Restrictions. Except as otherwise provided in this Section 5A, Restricted Shares awarded under the ISAP will be released from trust (or from other applicable restrictions hereunder) as soon as practicable after the last day of the Restriction Period or at such other time as the Board or the Committee may determine. The Committee may, in its discretion, reduce or waive any vesting criteria and may accelerate the time at which any restrictions will lapse or be removed. The Board or the Committee, in its discretion, may establish procedures regarding the release of Restricted Shares from trust, as necessary or appropriate to minimize administrative burdens on the Company.

5A6.	Voting Rights. Once the Grantee has been issued a certificate or certificates for Restricted Shares or the Restricted Shares have been issued in the Grantee’s name by book-entry registration, during the Restricted Period, Grantees holding Restricted Shares granted hereunder may exercise full voting rights (either directly or by way of pass- through voting arrangements with the Trustee holding the Restricted Shares) with respect to those Restricted Shares, unless the Committee determines otherwise.

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5A7.	Dividends and Other Distributions. During the Restricted Period dividends and other distributions shall be payable with respect to Restricted Shares (either directly or by way of pass-through arrangements with the Trustee holding the Restricted Shares), unless the Board or the Committee determines otherwise and subject to applicable law, provided that any such dividends and other distributions shall only be paid or distributed to the Grantee at the end of the Restriction Period and a Grantee shall not be entitled to interest with respect to any such dividends or distributions subjected to the Restricted Period. During the Restricted Period, any such dividends or distributions shall be subject to the same restrictions on transferability and forfeitability as the Restricted Shares, with respect to which they were paid, unless otherwise provided in the Award Agreement. Unless otherwise determined by the Board or the Committee at any time subject to applicable law, any distributions or dividends paid in the form of securities with respect to Restricted Shares will be subject to the same terms and conditions as the Restricted Shares with respect to which they were paid, including, without limitation, the same Restriction Period.

5A8.	Forfeiture of Restricted Shares. On the date set forth in the Award Agreement or in any termination event specified in such Award Agreement, the Restricted Shares, for which restrictions, including the Restriction Period, have not lapsed at such time, and any associated dividends, if any, that then remain subject to forfeiture will then be forfeited automatically and will become available for grant under the ISAP. Upon forfeiture of Restricted Shares, the Grantee shall have no further rights with respect to such Restricted Shares

5A9.	102 Award of Restricted Shares. In the event that Awards of Restricted Shares to Employees are designated as 102 Awards, such Awards of Restricted Shares shall be subject to Section 102 of the Ordnance and the provisions set forth in this ISAP relating to 102 Awards.

6.	3(i) AWARDS

6.1	Awards granted pursuant to this Section are intended to constitute 3(i) Awards and are subject to the provisions of Section 3(i) of the Ordinance and the general terms and conditions specified in the ISAP, except for provisions of the ISAP applying to Options granted under a different tax law or regulations.

6.2	3(i) Awards may be granted only to Non-Employees.

6.3	3(i) Awards that shall be granted pursuant to the ISAP may be issued directly to the Non- Employee or to a Trustee. In the event that the Board or the Committee determines that 3(i) Awards or Shares issued upon the exercise Options that are 3(i) Awards shall be deposited with a Trustee, the provisions of Section 7 hereof shall apply, mutatis mutandis.

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7.	TRUSTEE

7.1	Approved 102 Awards which shall be granted under the ISAP and/or any Shares allocated or issued upon exercise of such Approved 102 Awards and/or other shares received subsequently following any realization of rights, including without limitation bonus shares, shall be allocated or issued to the Trustee and held for the benefit of the Grantees for such period of time as required by Section 102 or any regulations, rules or orders or procedures promulgated thereunder (the “Holding Period”). In the case the requirements for Approved 102 Options are not met, then the Approved 102 Awards may be treated as Unapproved 102 Awards, all in accordance with the provisions of Section 102 and regulations promulgated thereunder.

7.2	Notwithstanding anything to the contrary, the Trustee shall not release any Approved 102 Award and/or Shares allocated or issued upon exercise of Approved 102 Awards prior to the full payment of the Grantee’s tax liabilities arising from Approved 102 Awards, which were granted to him/her.

7.3	With respect to any Approved 102 Awards, subject to the provisions of Section 102 and any rules or regulation or orders or procedures promulgated thereunder, a Grantee shall not sell or release from trust any Approved 102 Award or any Share received upon the exercise of an Approved 102 Award and/or any share received subsequently following any realization of rights, including without limitation, bonus shares, until the lapse of the Holding Period required under Section 102 of the Ordinance. Notwithstanding the above, if any such sale or release occurs during the Holding Period, the sanctions under Section

102 of the Ordinance and under any rules or regulation or orders or procedures promulgated thereunder shall apply to and shall be borne by such Grantee.

7.4	Upon receipt of Approved 102 Award and if required by the Company and/or the Trustee, the Grantee will sign an undertaking to release the Trustee from any liability in respect of any action or decision duly taken and bona fide executed in relation with the ISAP, or any Approved 102 Award or Share granted to him/her thereunder, except in the event of negligence or willful misconduct on part of the Trustee.

8.	SHARES RESERVED FOR THE ISAP; RESTRICTION THEREON

8.1	The Company has initially reserved 900,000 (nine hundred thousand) authorized but unissued Shares, for the purposes of the ISAP and for the purposes of any other share- based compensation plans which may be adopted by the Company in the future, subject to adjustment as set forth in Section 10 below or any increase in such amount of reserved Shares, as may be determined by the Board according to the terms hereof and subject to applicable law. Any Shares which remain unissued and which are not subject to the outstanding Awards at the termination of the ISAP shall cease to be reserved for the purpose of the ISAP, but until termination of the ISAP the Company shall, at all times reserve sufficient number of Shares to meet the requirements of the ISAP. Should any Award, for any reason expire, terminate or be canceled or forfeited prior to its exercise or relinquishment in full, or prior to the lapse of its restrictions according to the applicable Award Agreement, the Shares subject to such Award may, subject to applicable law, again be subjected to an Award under the ISAP or under the Company’s other share- based compensation plans.

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8.2	Each Award granted pursuant to the ISAP, shall be evidenced by a written Award Agreement between the Company and the Grantee, in such form as the Board or the Committee shall from time to time approve. Each Award Agreement shall state, among other matters, the type and number of Awards granted, the type of Award granted thereunder (e.g., CGA, OIA, Unapproved 102 Award or a 3(i) Award, etc.), the Vesting Dates, the Purchase Price for Shares subject to an Option, the Expiration Date and such other terms and conditions as the Committee or the Board in its discretion may prescribe, provided that they are consistent with this ISAP and applicable law.

9.	PURCHASE PRICE OF OPTIONS

9.1	The Purchase Price of each Share subject to Options shall be determined by the Committee in its sole and absolute discretion in accordance with applicable law, subject to any guidelines as may be determined by the Board from time to time. Each Award Agreement will contain the Purchase Price determined for each Grantee of Options.

9.2	The Purchase Price for Shares subject to an Option shall be payable upon the exercise of an Option in a form satisfactory to the Committee, including without limitation, by cash or check. The Committee shall have the authority to postpone the date of payment on such terms as it may determine. Notwithstanding the foregoing, the Board may determine that the exercise of any Option(s) granted under this ISAP shall be made according to a method of exercise known as “cashless exercise”, according to which method the Grantee is not required to pay the Purchase Price when exercising the Options, but simply receives such number of Shares, which total Fair Market Value equal to the total net amount of the increase in the Fair Market Value of the Shares covered under such Options Award above the Purchase Price, in Shares, according to a formula to be determined by the Board. In such event the Board, at its sole discretion and subject to applicable law, may exempt the Grantee from the payment of the par value of the Shares actually issued to him/her as a result of such exercise of Options.

9.3	The Purchase Price shall be denominated in the currency of the primary economic environment of, either the Company or the Grantee (that is the functional currency of the Company or the currency in which the Grantee is paid) as determined by the Company.

10.	ADJUSTMENTS

Upon the occurrence of any of the following described events, Awards granted under the ISAP shall be adjusted as hereafter provided:

10.1	Without derogating from the Board or the Committee’s general authority and power under this ISAP, in the event of a Transaction the Board or the Committee may take any one or more of the following actions with respect to the then outstanding Awards, without the Grantees’ consent and action and without any prior notice requirement: (i) provide for the assumption or substitution of any Award for an appropriate number of shares or other securities of the Successor Company (or a parent or subsidiary of the Successor Company), under such terms and conditions as determined by the Board or the Committee; (ii) provide for the acceleration of vesting of such Award, as to all or part of those portions of the Award which would not otherwise be exercisable or vested, under such terms and conditions as the Board or the Committee shall determine in their sole and absolute discretion; (iii) provide for the cancellation of any Award without any consideration, if the Fair Market Value per Share on the date of the Transaction does not exceed the Purchase Price of any such Award or if such Award would not otherwise be exercisable or vested, even in the event that the Fair Market Value per Share on the date of the Transaction, exceeds the Purchase Price of any such Award.

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10.2	Notwithstanding the above and subject to any applicable law, the Board or the Committee shall have full power and authority to determine that in certain Award Agreements there shall be a clause instructing that, if in any such Transaction as described in section 9.1 above, the Successor Company (or parent or subsidiary of the Successor Company) does not agree to assume or substitute the Awards, the Vesting Dates shall be accelerated so that any unvested Award or any portion thereof shall be immediately vested as of the date which is ten (10) days prior to the effective date of the Transaction.

10.3	For the purposes of section 10.1(i) above, an Award shall be considered assumed or substituted if, following the Transaction, the Awards confers the right to purchase or receive, for each Share underlying an Award immediately prior to the Transaction, the consideration (whether shares, options, cash, or other securities or property) received in the Transaction by holders of Shares held on the effective date of the Transaction (and if such holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Transaction is not solely ordinary shares (or their equivalent) of the Successor Company or its parent or subsidiary, the Committee may, with the consent of the Successor Company, provide for the consideration to be received upon the exercise of an Option subject to an Award to be solely ordinary shares (or their equivalent) of the Successor Company or its parent or subsidiary equal in Fair Market Value to the per Share consideration received by holders of a majority of the outstanding Shares in the Transaction; and provided further that the Committee may determine, in its discretion, that in lieu of such assumption or substitution of Options for options of the Successor Company or its parent or subsidiary, such Options will be substituted for any other type of asset or property including cash which is fair under the circumstances.

10.4	If the Company is voluntarily liquidated or dissolved (i) while unexercised Options subject to an Award remain outstanding under the ISAP, the Company shall immediately notify all unexercised Option holders of such liquidation, and the Option holders shall then have ten (10) days to exercise any unexercised Vested Option held by them at that time, in accordance with the exercise procedure set forth herein. Upon the expiration of such ten- days period, all remaining outstanding Options will terminate immediately; and (ii) all Restricted Shares subject to an Award, for which restrictions, including the Restriction Period, have not lapsed at such time, and any associated dividends (if any) that then remain subject to forfeiture will then be forfeited automatically prior to the consummation of such liquidation or dissolution.

10.5	If the outstanding Shares of the Company shall at any time be changed or exchanged by declaration of a share dividend (bonus shares), share split, combination or exchange of shares, recapitalization, or any other like event by or of the Company, and as often as the same shall occur, then the number, class and kind of the Shares subject to the ISAP or subject to any Awards therefore granted, and the Purchase Prices of Options, shall be appropriately and equitably adjusted so as to maintain the proportionate number of Shares without changing the aggregate Purchase Price of Options, provided, however, that no adjustment shall be made by reason of the distribution of subscription rights (rights offering) on outstanding Shares. Without derogating from the foregoing, upon happening of any of the foregoing, the class and aggregate number of Shares issuable pursuant to the ISAP (as set forth in Section 8 hereof), in respect of which Options subject to Awards have not yet been exercised, shall be appropriately adjusted, all as will be determined by the Board whose determination shall be final.

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10.6	The Grantee acknowledges that in the event that the Shares shall be registered for trading in any public market, Grantee’s rights to sell the Shares may be subject to certain limitations (including a lock-up period), as will be requested by the Company or its underwriters, and the Grantee unconditionally agrees and accepts any such limitations.

11.	TERM AND EXERCISE OF OPTIONS

11.1	Options shall be exercised by the Grantee by giving written notice to the Company and/or to any third party designated by the Company (the “Representative”), in such form and method as may be determined by the Company and when applicable, by the Trustee in accordance with the requirements of Section 102, which exercise shall be effective upon receipt of such notice by the Company and/or the Representative and the payment of the Purchase Price, or, in the event of cashless exercise (as described in Section 9.2 above), the surrender of portion of the Shares, at the Company’s or the Representative’s principal office. The notice shall specify the number of Options being exercised.

11.2	Options, to the extent not previously exercised, shall expire forthwith upon the earlier of: (i) the date set forth in the Award Agreement; and (ii) the expiration of any extended period in any of the events set forth in section 11.5 below.

11.3	The Options may be exercised by the Grantee in whole at any time or in part from time to time, to the extent that the Options become vested and exercisable, prior to the Expiration Date, and provided that, subject to the provisions of section 11.5 below, the Grantee is employed by or providing services (including directorship services) to the Company or any of its Affiliates, at all times during the period beginning on the Date of Grant and ending upon the later of: (a) the date of exercise; or (b) the applicable term specified in section 11.5 below.

Subject to the provisions of section 11.5 below, in the event of termination of Grantee’s employment or services, with the Company or any of its Affiliates, all Options granted to such Grantee will immediately expire. A notice of termination of employment or service shall be deemed to constitute termination of employment or service. For the avoidance of doubt, in case of such termination of employment or service, the unvested portion of the Grantee’s Options shall not vest and shall not become exercisable. For the sake of clarification and avoidance of doubt, the transition from an Employee of the Company and/or its Affiliates to a Non-Employee who is a consultant, adviser or service provider of the Company and/or its Affiliates prior to the Expiration Date (or vice versa) shall not be deemed to constitute termination of the Grantee’s employment or service with the Company or any of its Affiliates for purposes of this ISAP and the Award Agreement, such that in such case, the Grantee’s Options shall continue to vest and become exercisable according to the applicable Vesting Dates, provided that the Grantee is employed by or providing services (including directorship services) to the Company or any of its Affiliates at all times until the applicable Vesting Dates.

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11.4	Notwithstanding anything to the contrary hereinabove and unless otherwise determined in the Grantee’s Award Agreement, an Option may be exercised after the date of termination of Grantee’s employment or service with the Company or any Affiliates during an additional period of time beyond the date of such termination, but only with respect to the number of Vested Options at the time of such termination according to the Vesting Dates, if:

(i)	termination is due to Grantee’s resignation, other than in the circumstances described in paragraph (iii) below, in which event any Vested Option still in force and unexpired may be exercised within a period of ninety (90) days after the effective date of such termination, provided that to the extent that upon termination of such ninety (90) days’ period there is a lasting blackout period preventing the Grantee from exercising his/her Options, the Company’s CEO or CFO may extend such ninety (90) days’ period for additional limited periods until the lapse of such blackout period; or-

(ii)	termination is initiated by the Company without Cause, in which event any Vested Award still in force and unexpired may be exercised within a period of ninety (90) days after the effective date of such termination; or-

(iii)	termination is due to Grantee’s retirement, in which event any Vested Award still in force and unexpired may be exercised within a period of ninety (90) days after the effective date of such termination; or-

(iv)	termination is the result of death or disability of the Grantee, in which event any Vested Award still in force and unexpired may be exercised within a period of twelve (12) months after the effective date of such termination; or –

(v)	prior to the date of such termination, the Committee shall authorize an extension of the terms of all or part of the Vested Awards beyond the date of such termination for a period not to exceed the period during which the Options by their terms would otherwise have been exercisable.

For avoidance of any doubt, if termination of employment or service is for Cause, any outstanding unexercised Option (whether vested or non-vested), will immediately expire and terminate, and the Grantee shall not have any right in connection to such outstanding Options.

11.5	To avoid doubt, the Grantees shall not have any of the rights or privileges of shareholders of the Company in respect of any Shares purchasable upon the exercise of any Option, nor shall they be deemed to be a class of shareholders or creditors of the Company for purpose of the operation of sections 350 and 351 of the Companies Law or any successor to such section, until registration of the Grantee as holder of such Shares in the Company’s register of shareholders upon exercise of the Option in accordance with the provisions of the ISAP, but in case of Options and Shares held by the Trustee, subject to the provisions of Section 6 of the ISAP.

11.6	Any form of Award Agreement may contain such other provisions as the Committee may, from time to time, deem advisable.

ISRAELI SHARE AWARD PLAN

11.7	With respect to Unapproved 102 Awards that are Options, if the Grantee ceases to be employed by the Company or any Affiliate, the Grantee shall extend to the Company and/or its Affiliate a security or guarantee for the payment of tax due at the time of sale of Shares, all in accordance with the provisions of Section 102 and the rules, regulation or orders promulgated thereunder.

12.	VESTING OF OPTIONS

12.1	Subject to the provisions of the ISAP, each Option subject to an Award shall vest following the Vesting Dates and for the number of Shares as shall be provided in the Award Agreement. However, no Option shall be exercisable after the Expiration Date.

12.2	An Option may be subject to such other terms and conditions on the time or times when it may be exercised, as the Committee may deem appropriate. The vesting provisions of individual Options may vary.

13.	NO RIGHT OF FIRST REFUSAL

Notwithstanding anything to the contrary in the Articles of Association of the Company, none of the Grantees shall have a right of first refusal in relation with any sale of Shares in the Company.

14.	DIVIDENDS

Subject to the provisions of Section 5A.7 with respect to Restricted Shares, with respect to all Shares issued under the ISAP (but excluding, for avoidance of any doubt, any unexercised Options), the Grantee shall be entitled to receive dividends in accordance with the quantity of such Shares, subject to applicable law and the provisions of the Company’s Articles of Association (and all amendments thereto) and subject to any applicable taxation on distribution of dividends, and when applicable subject to the provisions of Section 102 and the rules, regulations or orders promulgated thereunder.

15.	RESTRICTIONS ON ASSIGNABILITY AND SALE OF OPTIONS

15.1	No Option or any right with respect thereto, purchasable hereunder, whether fully paid or not, shall be assignable, transferable or given as collateral or any right with respect to it given to any third party whatsoever, except as specifically allowed under the ISAP, and during the lifetime of the Grantee each and all of such Grantee’s rights to purchase Shares hereunder shall be exercisable only by the Grantee.

Any such action made directly or indirectly, for an immediate validation or for a future one, shall be void.

15.2	As long as the Shares are held by the Trustee on behalf of the Grantee, all rights of the Grantee over the Shares are personal, cannot be transferred, assigned, pledged or mortgaged, other than by will or pursuant to the laws of descent and distribution.

ISRAELI SHARE AWARD PLAN

16.	EFFECTIVE DATE AND DURATION OF THE ISAP

The ISAP shall be effective as of the day it was adopted by the Board and shall terminate on August 9, 20311.

The Company shall obtain the approval of the Company’s shareholders for the adoption of this ISAP or for any amendment to this ISAP, if shareholders’ approval is necessary or desirable to comply with any applicable law including without limitation the US securities law or the securities laws of other jurisdiction applicable to Awards granted to Grantees under this ISAP, or if shareholders’ approval is required by any authority or by any governmental agencies or national securities exchanges including, without limitation, the US Securities and Exchange Commission.

17.	AMENDMENTS OR TERMINATION

The Board may at any time, and when applicable after consultation with the Trustee, amend, alter, suspend or terminate the ISAP. No amendment, alteration, suspension or termination of the ISAP shall impair the rights of any Grantee, unless mutually agreed otherwise between the Grantee and the Company, which agreement must be in writing and signed by the Grantee and the Company. Termination of the ISAP shall not affect the Committee’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the ISAP prior to the date of such termination.

18.	GOVERNMENT REGULATIONS

The ISAP, and the granting and exercise of Awards hereunder, and the obligation of the Company to sell and deliver Shares under Options subject to Awards, shall be subject to all applicable laws, rules, and regulations, whether of the State of Israel or of the United States or any other State having jurisdiction over the Company and the Grantee, including the registration of the Shares under the United States Securities Act of 1933, and the Ordinance and to such approvals by any governmental agencies or national securities exchanges as may be required. Nothing herein shall be deemed to require the Company to register the Shares under the securities laws of any jurisdiction.

19.	CONTINUANCE OF EMPLOYMENT OR HIRED SERVICES

Neither the ISAP nor the Award Agreement with the Grantee shall impose any obligation on the Company or an Affiliate thereof, to continue any Grantee in its employ or service, and nothing in the ISAP or in any Award granted pursuant thereto shall confer upon any Grantee any right to continue in the employ or service of the Company or an Affiliate thereof or restrict the right of the Company or an Affiliate thereof to terminate such employment or service at any time.

20.	GOVERNING LAW & JURISDICTION

The ISAP shall be governed by and construed and enforced in accordance with the laws of the State of Israel applicable to contracts made and to be performed therein, without giving effect to the principles of conflict of laws. The competent courts of Tel-Aviv, Israel shall have sole jurisdiction in any matters pertaining to the ISAP.

[1]	In order to comply with ISO requirements, this date should not be more than 10 years from the date of the board resolution approving the plan.

ISRAELI SHARE AWARD PLAN

21.	TAX CONSEQUENCES

21.1	Any tax consequences arising from the grant or exercise of any Award, from the payment for Shares covered thereby or from any other event or act (of the Company and/or its Affiliates, the Trustee or the Grantee), hereunder, shall be borne solely by the Grantee. The Company and/or its Affiliates and/or the Trustee shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source. Furthermore, the Grantee shall agree to indemnify the Company and/or its Affiliates and/or the Trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Grantee.

21.2	The Company and/or, when applicable, the Trustee shall not be required to release any Share certificate to a Grantee until all required payments have been fully made.

22.	NON-EXCLUSIVITY OF THE ISAP

The adoption of the ISAP by the Board shall not be construed as amending, modifying or rescinding any previously approved incentive arrangements or as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of Awards otherwise than under the ISAP, and such arrangements may be either applicable generally or only in specific cases.

For the avoidance of doubt, prior grant of Awards to Grantees of the Company under their employment agreements, and not in the framework of any previous option plan, shall not be deemed an approved incentive arrangement for the purpose of this Section.

23.	MULTIPLE AGREEMENTS

The terms of each Award may differ from other Awards granted under the ISAP at the same time, or at any other time. The Board may also grant more than one Award to a given Grantee during the term of the ISAP, either in addition to, or in substitution for, one or more Awards previously granted to that Grantee.